Exhibit 16.1

January 8, 2016

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs:

We have read Item 4.01 of Cabinet Grow, Inc.’s (the “Company”) Form 8-K dated January 8, 2016, and are in agreement with the statements relating only to D. Brooks and Associates CPA’s contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/s/ D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates, CPA’s, P.A.